Exhibit 99.1

FOR INVESTOR INQUIRIES, CONTACT:

Chuck Ives, Director of Investor Relations

Email: chuck.ives@chrobinson.com

FOR MEDIA INQUIRIES, CONTACT:

Kelsey Soby, Director of Public Relations

Email: kelsey.soby@chrobinson.com

C.H. Robinson Names Kermit Crawford to Board of Directors

Minneapolis, MN, September 28, 2020 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) announced today that its Board of Directors has appointed Kermit Crawford as a new director. Crawford currently sits on the board of directors at TransUnion, serving in this capacity since 2019, and is a member of TransUnion’s Audit and Compliance Committee as well as the Technology, Privacy and Cybersecurity Committee. Crawford has also served on the board of directors for The Allstate Corporation since 2013 and is currently Chair of the Audit Committee, as well as a member of the Risk and Return Committee.

“We are excited to have Kermit join C.H. Robinson’s Board of Directors and look forward to his contributions,” said Scott P. Anderson, Chairman of the Board of C.H. Robinson. “Kermit is a seasoned executive, with more than 30 years of experience in the retail industry. His operating experience at trusted national brands dedicated to providing an excellent customer experience will be an asset for our Board and will serve our company and shareholders well.”

Crawford, 61, served as president and chief operating officer of Rite Aid Corporation from 2017 to 2019. Prior to Rite Aid, he was an operating partner and advisor with private equity firm Sycamore Partners from 2015 to 2017. He previously worked for Walgreens from 1983 to 2014 and he served in multiple roles of increasing responsibility, including executive vice president and president of Pharmacy, Health and Wellness and executive vice president and senior vice president of Pharmacy Services. Crawford holds a Bachelor of Science from The College of Pharmacy and Health Sciences at Texas Southern University.

“Kermit brings a vast array of experiences from his more than 30 years in leadership in a dynamic business sector,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. “His deep background driving innovative operating models, as well as delivering a great customer experience for both businesses and consumers, make him a welcome addition to our Board.”

Crawford has received many honors for his expertise and contributions. Chain Drug Review honored him with the Lifetime Achievement Award in 2014, and Drug Store News presented him with its 2014 Pharmacy Innovator Award. Savoy Magazine named Crawford one of the Top 100 Most Influential Blacks in Corporate America in 2018, and Black Enterprise Magazine named Crawford to its prestigious list of America’s Most Powerful Black Directors in 2018.

“I am honored to join C.H. Robinson’s Board of Directors,” said Kermit Crawford. “C.H. Robinson is a highly regarded market leader known for its customer-centric execution, transformational technology and strong financial performance. I believe the company is well positioned for future success, and I look forward to adding my insights and voice to the board.”

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With nearly $20 billion in freight under management and 18 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 119,000 customers and 78,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Source: C.H. Robinson

CHRW-IR